News Release

FOR IMMEDIATE RELEASE

Contact Information:

Laura Kiernan	Kurt Goddard
Director, Investor Relations	Manager, Investor Relations
Phone: 203-222-5943	Phone : 203-222-6160
Email: laura.kiernan@terex.com	Email : kurt.goddard@terex.com

TEREX ANNOUNCES THIRD QUARTER 2008 RESULTS AND

COST REDUCTION ACTIVITIES

WESTPORT, CT, October 22, 2008 -- Terex Corporation (NYSE: TEX) today announced net income for the third quarter of 2008 of $93.8 million, or $0.96 per share, compared to net income of $151.5 million, or $1.45 per share, for the third quarter of 2007, a decrease in earnings per share of 33.8%. These results include a $10.1 million after-tax, or $0.10 per share, charge related to a crane repair program, and charges associated with reductions in headcount of $2.2 million after-tax, or $0.02 per share. All per share amounts are on a fully diluted basis.

Net sales in the third quarter of 2008 grew 14.5%, to $2,514.6 million, versus the comparable period in 2007. The increase in net sales versus the prior year period was favorably impacted by acquisitions and by the translation effect of foreign currency exchange rate changes (3.6% and 4.9%, respectively). Excluding these effects, net sales increased 6.0% in the third quarter of 2008 versus the prior year period, driven primarily by strong performance in both the Cranes and Materials Processing & Mining (MPM) segments, partially offset by lower net sales in the Aerial Work Platforms (AWP) and Construction segments.

Ron DeFeo, Terex Chairman and Chief Executive Officer, stated, “While we continue to make progress on our improvement initiatives, the current environment is challenging, marked by a continued global credit crisis and worsening economic conditions, particularly in the U.S. and Western Europe. Input costs continue to present challenges for us, although we expect these to moderate over time. At this time, our price increases have not yet fully offset our total material cost increases. We are taking aggressive actions to better position the Company for the expected reduced net sales levels of the next twelve months, in particular in the AWP, Construction, and Materials Processing businesses. At the same time, we are continuing to invest in developing markets and our improvement initiatives, as well as increasing Cranes and Mining capabilities to meet the growing demand in those areas.”

Mr. DeFeo continued, “We expect 2009 net sales, including the effect of announced acquisitions, to be similar to 2008 full year net sales, driven by continued strong results in Cranes and Mining, offset by lower net sales in AWP, Materials Processing and Construction. The Cranes and Mining businesses continue to grow, in particular in developing markets, where we expect current positive trends to continue. Beginning in the fourth quarter of 2008, for the next twelve months we expect net sales for AWP to be down 30%-40%, for Materials Processing to be down 15%-20% and for Construction to be down 25%-35% versus the prior twelve month period. In light of these overall expectations, we have taken or initiated several actions to properly size our organization and production levels. Additionally, we have further heightened our focus on cash generation during this time of uncertain access to credit.”

Tom Riordan, Terex President and Chief Operating Officer, added, “We are taking a series of actions to aggressively reduce costs and inventories in the businesses listed below. We expect that by early 2009 we will achieve working capital levels closer to 22% of trailing three month annualized net sales, versus the approximately 25% level we experienced at the end of the third quarter.”

•

AWP – In the third quarter, we reduced our global workforce by 6% compared to June 2008. This does not include the elimination of the AWP temporary agency workers in July 2008. In the fourth quarter, we expect a further 18% workforce reduction, compared to June 2008, to better align our cost structure with expected customer demand. Additionally, temporary shutdowns of our manufacturing facilities were implemented in the third quarter and will continue to be used to reduce production output. We will re-evaluate our team member levels in the first quarter of 2009 based on customer order rates and production levels.

•

Construction – In the third quarter, our actions included adjusting production lines to short-time work weeks and reducing 141 team members to match current market demand. Further reductions are expected to occur over the next three to six months to adjust the team member levels to meet expected customer demand. We expect a further 17% workforce reduction across our worldwide operations.

•

Materials Processing – In the third quarter, we cut production levels by 25% of the first half 2008 run rate and, as a result, we reduced our independent contract manufacturing staffing levels. During the fourth quarter of 2008, production levels are projected to be reduced to roughly 50% of the first half 2008 levels, through the use of an extended winter shutdown, a shortened work week, further independent contractor reductions and an expected reduction of 160 team members.

•	Roadbuilding – In the third quarter, we reduced the workforce by 98 team members to adjust production levels and resources to meet expected customer demand.
•

Facility Rationalization – In addition to the above actions, facility plans are being reviewed to improve the utilization of existing facilities through consolidation, transfer or sale. Our expectation is that these changes will take place in 2009.

•

Segment Realignment – Effective in January 2009, we will move the Roadbuilding businesses under the Construction segment and move the Utility Products business under the AWP segment. This will enable us to capture market synergies and streamline our cost structure in the U.S.

Mr. Riordan continued, “We expect that these actions will reduce our long term cost structure in line with market requirements.”

The Company is revising its estimated fourth quarter 2008 earnings per share guidance to reflect changing market conditions, mainly in North America and Western Europe for the AWP and Construction segments, to between $0.80 and $0.90, resulting in full year 2008 earnings per share guidance between $5.69 and $5.79. Corresponding full year 2008 net sales are expected to be between $10.0 and $10.3 billion. These estimates include a total of $0.12 per share in charges through the third quarter 2008 for the crane repair program and headcount reductions. The full year 2008 guidance does not include additional charges that may be required to implement further cost reduction activities. Management’s previous earnings per share guidance for the fourth quarter was between $1.20 and $1.33 and full year 2008 earnings per share guidance was between $6.35 and $6.65.

Phil Widman, Terex Senior Vice President and Chief Financial Officer, stated, “Given that external access to credit remains uncertain, we must focus on our cash management. The adjustments to production levels and curtailment of incoming material in the AWP, Construction and Materials Processing businesses are expected to reduce inventory levels, and we will carefully manage incoming material in Cranes and Mining to match the growth expectations of these businesses. We are delaying certain capital spending projects and are not currently purchasing shares under our previously announced share repurchase program. However, during the third quarter, we repurchased approximately $200 million, or 4.2 million shares, and we remain committed to the share repurchase program when access to the capital markets is clearer.”

Mr. Widman continued, “With the actions we are taking to reduce costs and maintain liquidity, we expect to have sufficient flexibility to execute our key business plans.”

The Company’s acquisition of the port equipment businesses of Fantuzzi Industries S.a.r.l. is awaiting regulatory approval and is expected to close in the fourth quarter of 2008. Total consideration for the transaction is Euro 215 million.

Highlights for the Third Quarter of 2008

In this press release, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Certain financial measures are shown in italics the first time referenced and are described in a Glossary at the end of this press release.

Net Sales: Net sales reached $2,514.6 million in the third quarter of 2008, an increase of 14.5% from $2,196.5 million in the third quarter of 2007. Continued strong demand in the Cranes and MPM segments were the primary drivers of the increase, partially offset by a decline in the AWP segment. In addition, the increase in net sales versus the prior year period was favorably impacted by approximately $107 million due to the translation effect of foreign currency exchange rate changes, primarily due to the strength of the Euro and Australian Dollar, partially offset by a weaker British Pound relative to the U.S. Dollar, as well as approximately $80 million in net sales from recent acquisitions, primarily A.S.V., Inc. and Superior Highwall Miners, Inc.

Gross Profit: Gross profit of $446.2 million, and gross margin of 17.7%, declined versus the prior year period by 3.9% and 3.4 points, respectively, due mainly to the weakness in the AWP and Construction segments, higher input costs, and the $15.0 million pre-tax charge for the crane repair program. These effects were partially offset by improvements in the Cranes, MPM, and Roadbuilding, Utility Products and Other (RBUO) segments.

Selling, General and Administrative (SG&A): SG&A expenses in the third quarter of 2008 increased $51.0 million versus the prior year period and increased as a percentage of net sales to 11.1%. Approximately $9 million of the increase in SG&A expenses was due to the translation effect of foreign currency exchange rate changes and approximately $9 million of the increase was due to the impact of recent acquisitions. The Company continues to invest in support systems necessary to meet customer expectations, as well as supply chain management, improved sales and service capabilities in developing markets, and the Terex Management System.

Income from Operations and Operating Margin: Income from operations was $167.2 million in the third quarter of 2008, a decrease of 29.2% versus the third quarter of 2007. Operating margin in the third quarter of 2008 decreased to 6.6% of net sales versus 10.8% of net sales in the comparable prior year period. The decrease was driven primarily by volume declines in AWP, higher input costs in AWP and Construction, the $15.0 million pre-tax charge for the crane repair program and the $3.2 million pre-tax charge related to the headcount reductions mentioned earlier, and investment in the

Company’s improvement initiatives. This was partially offset by strong increases in operating profit and operating margin in the Cranes and MPM segments.

Taxes: The effective tax rate for the third quarter of 2008 was 32.4%, compared to 34.1% for the third quarter of 2007, as the mix of international business, certain discrete items and the effect of recently reduced statutory rates in several European countries had a positive impact. The Company expects the effective tax rate for the full year 2008 to be approximately 33.1%.

Capital Structure: Return on Invested Capital (ROIC) was 23.6% for the trailing twelve months ended September 30, 2008 compared to 27.0% in the comparable period ended June 30, 2008. This reflects reduced operating income performance and the increased invested capital impact of recent acquisitions and working capital.

Net cash provided by operating activities for the third quarter of 2008 was $21.0 million, mainly as a result of income generation, bringing the year to date results to a net use of cash of $35.1 million, which was essentially unchanged from the comparable prior year period use of cash of $34.5 million.

Debt, less cash and cash equivalents, of $1,080.3 million at September 30, 2008 increased $1,000.7 million in the first nine months of 2008, compared to $79.6 million at year end 2007, primarily due to acquisitions and share repurchases.

For the third quarter of 2008, the weighted average diluted shares outstanding were 98.1 million. While the Company currently is not purchasing shares under its previously announced share repurchase program, due to the volatility in the credit markets and desire to preserve cash, during the third quarter of 2008 the Company repurchased approximately $200 million, or 4.2 million shares. Total program to date purchases are approximately $562 million, or 9.8 million shares.

The Company’s liquidity includes cash balances at the end of the third quarter of $487.9 million and availability under the Company’s revolving credit facilities of $393 million. Given the Company’s ability to use partners to finance the sale of its equipment, balance sheet exposure in the Terex Financial Services group remained insignificant at the end of the third quarter.

The Company’s performance has led to a ratio of Debt, less cash and cash equivalents, to Total Capitalization of 31.9% at the end of the third quarter of 2008, which is higher than the June 30, 2008 measure of 22.3%, reflecting increased debt balances and the share repurchase program.

Working capital: Working capital as a percent of trailing three month annualized net saleswas 25.2% for the period ended September 30, 2008, versus 23.2% for the period ended September 30, 2007, with acquisitions contributing 0.5% of the increase. Working capital increased in anticipation of continued strong growth in the Cranes and Mining businesses. The Company is adjusting production levels as appropriate in relation to slowing end market demand for its AWP, Construction and Materials Processing businesses, where the impact on inventory reduction is only beginning to take effect.

Backlog: Backlog for orders deliverable during the next twelve months was $3,626.6 million at September 30, 2008, a decrease of approximately 10.6% versus the third quarter of 2007, and a decrease of 14.2% versus June 30, 2008.

With regard to the reported backlog, Terex has not accepted firm orders for a variety of crane types, primarily rough terrain cranes, which have scheduled delivery after January 1, 2009. This was designed to ensure that prices for 2009 delivery sufficiently reflect the demand environment and potential input cost increases of the business. Production volumes for 2009 that have not been included in the September 30, 2008 and June 30, 2008 backlog approximate $648 million and $485 million, respectively, based on current pricing levels. The Company anticipates finalizing pricing and resulting orders for these cranes during the fourth quarter of 2008.

The following table shows the Company’s consolidated backlog, incorporates the Cranes backlog adjustment and adjusts historical backlog based upon September 30, 2008 foreign exchange rates.

	Sept 30, 2008	Sept 30, 2007	% change	June 30, 2008	% change
Consolidated Backlog	$3,626.6	$4,058.1	(10.6%)	$4,224.8	(14.2%)

Cranes 2009 Backlog Adjustment	$647.8	$-		$484.5

Subtotal	$4,274.4	$4,058.1	5.3%	$4,709.3	(9.2%)

Foreign Exchange Translation Effect (at September 30, 2008 rates)	$-	$(180.1)		$(364.0)

Adjusted Total Backlog	$4,274.4	$3,878.0	10.2%	$4,345.3	(1.6%)

After adjusting historical backlog based upon the September 30, 2008 foreign exchange rates, and with the inclusion of the 2009 Cranes backlog adjustment, consolidated backlog would have increased 10.2% on September 30, 2008 versus September 30, 2007, and decreased 1.6% versus June 30, 2008.

AWP segment backlog decreased 60.5% as compared to September 30, 2007, and decreased 38.7% as compared to June 30, 2008, primarily due to softening demand, particularly in Western Europe. AWP backlog was also impacted, but to a lesser extent, by adjusting historical backlog based upon the September 30, 2008 foreign exchange rates.

Construction segment backlog decreased 40.2% versus the comparable prior year period and decreased 32.8% as compared to June 30, 2008. Slowing compact construction demand in Western Europe, combined with the easing of some supplier constraints which allowed for increased production levels, and backlog was also impacted, but to a lesser extent, by adjusting historical backlog based upon the September 30, 2008 foreign exchange rates.

The following table shows the Company’s Cranes backlog, incorporates the Cranes backlog adjustment and adjusts historical backlog based upon September 30, 2008 foreign exchange rates.

	Sept 30, 2008	Sept 30, 2007	% change	June 30, 2008	% change
Cranes Backlog	$1,926.0	$1,741.8	10.6%	$2,058.0	(6.4%)

Cranes 2009 Backlog Adjustment	$647.8	$-		$484.5

Subtotal	$2,573.8	$1,741.8	47.8%	$2,542.5	1.2%

Foreign Exchange Translation Effect (at September 30, 2008 rates)	$-	$(20.9)		$(168.8)

Adjusted Total Cranes Backlog	$2,573.8	$1,720.9	49.6%	$2,373.7	8.4%

With the inclusion of the 2009 Crane backlog adjustment, described above, and adjusting for foreign currency translation, Cranes segment backlog increased 49.6% compared to September 30, 2007 levels, and increased 8.4% versus June 30, 2008, due primarily to strong global demand.

MPM segment backlog increased 9.9% versus September 30, 2007, and decreased 8.8% as compared to June 30, 2008. However, after adjusting historical backlog based upon September 30, 2008 foreign exchange rates, backlog increased 18.9% and 1.9%, respectively, as continued strong Mining demand was partially offset by weakening demand for Materials Processing products.

RBUO segment backlog declined 5.3% versus September 30, 2007 and declined 3.9% as compared to June 30, 2008, mainly due to reduced demand for North American asphalt plants and concrete mixer trucks.

The Glossary contains further details regarding backlog.

Third Quarter Segment Performance Review

Aerial Work Platforms: Net sales for the AWP segment for the third quarter of 2008 decreased 8.9%, to $513.5 million, versus the third quarter of 2007. Excluding the translation effect of foreign currency exchange rate changes, net sales decreased approximately 12%.

AWP customers in North America and Western Europe significantly slowed their purchases during the third quarter of 2008 due to the softening in construction activity and uncertainty regarding the global economy. Management expects that many AWP customers in these markets are reducing or deferring their capital spending as they age their fleets in the short term, but that they will resume normal fleet capital spending patterns sometime over the next nine to 18 months.

Demand for aerial work platforms in developing markets remains strong, particularly in Latin America and Asia. Demand from the rental channel has been increasing in China and Korea, for example, and Australia remains strong due to demand from the mining sector. However, growth in developing markets has not yet reached sufficient scale to offset the weakness in the developed markets, resulting in adjustments to production and staffing for the segment. Additionally, production expansion plans are being slowed. The previously announced AWP production facility in China is continuing to be developed, albeit at a slower pace.

AWP operating margin in the third quarter of 2008 declined to 4.1% from 19.9% in the third quarter of 2007, due to higher input costs, particularly steel, not yet recovered in pricing actions, lower net sales volume, charges associated with headcount reductions, and, to a lesser extent, increased costs associated with the expansion of global sales and distribution infrastructure.

Construction: Net sales for the Construction segment for the third quarter of 2008 increased 4.9% to $474.2 million versus the third quarter of 2007. Excluding the translation effect of foreign currency exchange rate changes of approximately $16 million and acquisition related net sales during the third quarter of 2008 of approximately $49 million, net sales decreased approximately 10% versus the prior year period.

Commercial construction remains weak in North America and continues to weaken in Western Europe, resulting in lower net sales for compact construction equipment. Developing market demand remains strong, particularly in Africa, the Middle East and Eastern Europe, but is not of significant scope to offset the weakness in developed markets. Large infrastructure and mining projects continue to demand rigid frame dump trucks.

Construction experienced a negative operating margin of 6.0% for the third quarter of 2008 as compared to a positive operating margin of 3.1% for the comparable period in 2007. The operating loss was due to increased input costs combined with lower net sales volume (excluding the impact of acquisitions). Pricing actions have been taken to offset input cost increases and the recent volatility in steel pricing has begun to moderate, but slowing demand in developed markets has resulted in production cuts and reductions in employment levels. Given the near term performance, the Company will continue to monitor the estimated fair value of the Construction business for purposes of determining whether a goodwill impairment is evidenced.

Cranes: Net sales for the Cranes segment for the third quarter of 2008 increased 36.2% versus the third quarter of 2007, to $717.4 million. Excluding the translation effect of foreign currency exchange rate changes, net sales increased approximately 26%. Demand remains strong for larger capacity cranes, particularly larger capacity lattice boom crawler cranes, tower cranes and rough terrain cranes, driven by global infrastructure and energy projects. The market in North America continues to remain strong for large capacity cranes, but sales of smaller capacity cranes, including boom trucks and lower capacity truck cranes, remain soft.

Cranes operating margin increased to 12.3% during the third quarter of 2008, up from 12.0% for the comparable prior year period. Operating results for the third quarter of 2008 include a charge for a crane repair program of $15.0 million. Excluding this charge, operating margin would have been 14.4%, with the year-over-year increase primarily driven by higher volume and favorable sales mix.

Global demand continues to be oriented towards higher margin, larger capacity cranes. Supplier constraints in Europe for select components, such as hydraulics and gear boxes, have improved, as have welding and assembly capacity constraints. Demand is expected to remain strong for the foreseeable future for larger capacity cranes, but due to the uncertain outlook for the global economy, capacity expansion plans are being carefully reviewed.

Materials Processing & Mining: Net sales for the MPM segment for the third quarter of 2008 increased 25.4% versus the third quarter of 2007, to $662.0 million. Excluding the translation effect of foreign currency exchange rate changes and the impact of recent acquisitions, net sales increased approximately 18%.

The operating margin of 13.8% was higher than the comparable 2007 operating margin of 11.3%, driven by continued strength in the Mining business.

Demand for mining equipment remains strong despite the recent softening of commodity pricing, as commodity prices remain well above production costs. The increase in net sales as compared to the comparable period in 2007 is primarily due to higher equipment sales. The recently launched MT6300 electric drive haul truck with a capacity of 400 tons has received a very high degree of interest from mining customers. An order for 10 units has already been placed by an Australian customer with commissioning of the units expected before the end of 2008.

Capacity continues to be a limiting factor to meeting Mining product demand, particularly for hydraulic mining excavators, along with some supplier constraints for hydraulics, castings and gear boxes. The Company is continuing to adjust its global manufacturing footprint to better meet demand.

The Materials Processing business experienced continued weakness in North America during the third quarter, and demand in Western Europe slowed as the quarter progressed. This weakness was offset by strength in the developing markets, particularly in India, Southeast Asia and Eastern Europe, driven by infrastructure development. As the business moves into the seasonally slow fourth quarter of 2008 and customers remain uncertain about the impact of the global credit crisis, the business’ production and staffing levels are being reduced.

Roadbuilding, Utility Products and Other: Net sales for the RBUO segment for the third quarter of 2008 increased 17.7%, to $175.3 million, versus the third quarter of 2007. Excluding the translation effect of foreign currency exchange rate changes, net sales increased approximately 14%. The Utility Products, Roadbuilding and Government Programs businesses all witnessed net sales growth.

Demand for Utility Products remains favorable from electrical utility customers.Aging utility infrastructure and the replacement cycle of existing equipment is supporting demand. Roadbuilding net sales increased during the third quarter of 2008 as compared to the third quarter of 2007 due to strong sales from the Brazilian operation combined with moderate sales growth in the U.S. This sales growth was partially offset by lower concrete mixer truck sales.

Due to the low level of road building and infrastructure funding in the U.S., the Company remains cautious regarding the sales outlook for Roadbuilding, and management continues to execute cost containment strategies within this business. The Company will continue to monitor the estimated fair value of the Roadbuilding business for purposes of determining whether goodwill impairment is evidenced.

RBUO operating margin was 2.4% in the third quarter of 2008 versus an operating loss of 1.7% for the comparable period in 2007. Increased volume for Utility Products and the Brazilian based road building operation contributed to stronger margins for the third quarter of 2008. A bad debt charge of approximately $4 million was incurred in the comparable period in 2007, for the Company’s re-rental operation, a business that has since been wound down.

Corporate / Eliminations: The loss from operations of $9.5 million for the third quarter of 2008 is down from the prior year period and reflects continued investment in improvement initiatives. This includes marketing programs, the people, systems and support to create leading supply chain management and manufacturing capabilities, and the necessary training to maximize the impact of the Terex Business System.

Safe Harbor Statement

This press release contains forward-looking information based on the current expectations of Terex Corporation. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond the control of Terex, include among others: Our business is highly cyclical and weak general economic conditions may affect the sales of our products and financial results; our business is sensitive to fluctuations in interest rates and government spending; our business is very competitive and may be affected by pricing, product initiatives and other actions taken by competitors; a material disruption to one of our significant facilities; our retention of key management personnel; the financial condition of suppliers and customers, and their continued access to capital; our continued access to capital and ability to obtain parts and components from suppliers on a timely basis at competitive prices; our ability to timely manufacture and deliver products to customers; the need to comply with restrictive covenants contained in our debt agreements; our business is global and subject to changes in exchange rates between currencies, as well as international politics, particularly in developing markets; the effects of changes in laws and regulations; possible work stoppages and other labor matters; compliance with applicable environmental laws and regulations; product liability claims and other liabilities arising out of our business; investigations by the Securities and Exchange Commission (SEC) and the Department of Justice; our implementation of a global enterprise system and its performance; our ability to successfully integrate acquired businesses; and other factors, risks and uncertainties that are more specifically set forth in our public filings with the SEC. Actual events or the actual future results of Terex may differ materially from any forward-looking statement due to these and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this presentation. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this presentation to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Terex Corporation is a diversified global manufacturer with 2007 net sales of over $9.1 billion. Terex operates in five business segments: Terex Aerial Work Platforms, Terex Construction, Terex Cranes, Terex Materials Processing & Mining, and Terex Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, surface mining, shipping, transportation, refining and utility industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

Terex Corporation

200 Nyala Farm Road, Westport, Connecticut 06880

Telephone: (203) 222-5943 www.terex.com

TEREX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Net sales	$2,514.6	$2,196.5	$7,813.2	$6,551.4
Cost of goods sold	(2,068.4)	(1,732.2)	(6,201.8)	(5,168.0)
Gross profit	446.2	464.3	1,611.4	1,383.4
Selling, general and administrative expenses	(279.0)	(228.0)	(817.0)	(661.9)
Income from operations	167.2	236.3	794.4	721.5
Other income (expense)
Interest income	4.4	4.5	18.5	11.4
Interest expense	(26.4)	(14.6)	(76.2)	(43.5)
Loss on early extinguishment of debt	---	---	---	(12.5)
Other income (expense) – net	(6.5)	3.8	1.6	6.4
Income before income taxes	138.7	230.0	738.3	683.3
Provision for income taxes	(44.9)	(78.5)	(244.9)	(243.4)
Net income	$93.8	$151.5	$493.4	$439.9
PER COMMON SHARE:
Basic	$0.98	$1.48	$4.97	$4.29
Diluted	$0.96	$1.45	$4.89	$4.20

Weighted average number of shares outstanding in per share calculation
Basic	96.1	102.6	99.2	102.5
Diluted	98.1	104.6	101.0	104.7

TEREX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(unaudited)

(in millions, except par value)

September 30, 2008		December 31, 2007
Assets
Current assets
Cash and cash equivalents	$487.9	$1,272.4
Trade receivables (net of allowance of $67.3 and $62.5 at September 30, 2008 and December 31, 2007, respectively)	1,300.8	1,195.8
Inventories	2,449.3	1,934.3
Deferred taxes	147.2	166.3
Other current assets	218.0	208.1
Total current assets	4,603.2	4,776.9
Long-term assets
Property, plant and equipment – net	485.0	419.4
Goodwill	950.4	699.0
Deferred taxes	87.9	143.1
Other assets	359.6	277.9

Total assets	$6,486.1	$6,316.3

Liabilities and Stockholders’ Equity
Current liabilities
Notes payable and current portion of long-term debt	$35.0	$32.5
Trade accounts payable	1,219.9	1,212.9
Accrued compensation and benefits	185.1	194.8
Accrued warranties and product liability	148.2	132.0
Customer advances	139.6	181.8
Other current liabilities	446.7	421.3
Total current liabilities	2,174.5	2,175.3
Non-current liabilities
Long-term debt, less current portion	1,533.2	1,319.5
Retirement plans and other	475.5	478.3
Total liabilities	4,183.2	3,973.1
Commitments and contingencies
Stockholders’ equity
Common stock, $.01 par value – authorized 300.0 shares; issued 107.0 and 106.2 shares at September 30, 2008 and December 31, 2007, respectively	1.1	1.1
Additional paid-in capital	1,037.1	1,004.1
Retained earnings	1,778.1	1,284.7
Accumulated other comprehensive income	86.5	256.6
Less cost of shares of common stock in treasury – 13.1 and 5.9 shares at September 30, 2008 and December 31, 2007, respectively	(599.9)	(203.3)
Total stockholders’ equity	2,302.9	2,343.2

Total liabilities and stockholders’ equity	$6,486.1	$6,316.3

TEREX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited)

(in millions)

	Nine Months Ended September 30,
	2008	2007
Operating Activities
Net income	$493.4	$439.9
Adjustments to reconcile net income to cash used in operating activities:
Depreciation	56.2	46.9
Amortization	17.7	7.3
Deferred taxes	23.7	(3.3)
Loss on early extinguishment of debt	---	3.2
Gain on sale of assets	(1.8)	(5.7)
Stock-based compensation	46.5	49.1
Excess tax benefit from stock-based compensation	(7.2)	(20.3)
Changes in operating assets and liabilities (net of effects of acquisitions and divestitures):
Trade receivables	(122.1)	(185.6)
Inventories	(530.1)	(454.9)
Trade accounts payable	42.6	97.4
Accrued compensation and benefits	(30.3)	(16.6)
Income taxes payable	50.4	18.4
Accrued warranties and product liability	22.4	10.0
Customer advances	(33.9)	50.7
Other, net	(62.6)	(71.0)
Net cash used in operating activities	(35.1)	(34.5)
Investing Activities
Acquisition of businesses, net of cash acquired	(478.1)	---
Capital expenditures	(91.6)	(73.7)
Investments in and advances to affiliates	---	(0.9)
Proceeds from sale of assets	20.4	12.1
Net cash used in investing activities	(549.3)	(62.5)
Financing Activities
Principal repayments of long-term debt	---	(200.0)
Excess tax benefit from stock-based compensation	7.2	20.3
Proceeds from stock options exercised	2.3	9.4
Net borrowings under revolving line of credit agreements	204.6	137.6
Share repurchases	(395.5)	(71.6)
Other, net	(1.5)	4.6
Net cash used in financing activities	(182.9)	(99.7)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(17.2)	36.6
Net Decrease in Cash and Cash Equivalents	(784.5)	(160.1)
Cash and Cash Equivalents at Beginning of Period	1,272.4	676.7
Cash and Cash Equivalents at End of Period	$487.9	$516.6

TEREX CORPORATION AND SUBSIDIARIES

SEGMENT RESULTS DISCLOSURE

(in millions)

(unaudited)

	Third Quarter				Year-to-Date
	2008		2007		2008		2007
		% of		% of		% of		% of
		Net sales		Net sales		Net sales		Net sales
Consolidated
Net sales	$2,514.6		$2,196.5		$7,813.2		$6,551.4
Gross profit	$446.2	17.7%	$464.3	21.1%	$1,611.4	20.6%	$1,383.4	21.1%
SG&A	279.0	11.1%	228.0	10.4%	817.0	10.5%	661.9	10.1%
Income from operations	$167.2	6.6%	$236.3	10.8%	$794.4	10.2%	$721.5	11.0%

AWP
Net sales	$513.5		$563.9		$1,772.8		$1,751.9
Gross profit	$78.6	15.3%	$161.3	28.6%	$427.9	24.1%	$502.6	28.7%
SG&A	57.3	11.2%	49.1	8.7%	174.7	9.9%	144.1	8.2%
Income from operations	$21.3	4.1%	$112.2	19.9%	$253.2	14.3%	$358.5	20.5%

Construction
Net sales	$474.2		$452.1		$1,543.4		$1,362.4
Gross profit	$36.0	7.6%	$62.6	13.8%	$176.0	11.4%	$184.5	13.5%
SG&A	64.4	13.6%	48.8	10.8%	183.7	11.9%	140.9	10.3%
Income (loss) from operations	$(28.4)	(6.0%)	$13.8	3.1%	$(7.7)	(0.5%)	$43.6	3.2%

Cranes
Net sales	$717.4		$526.6		$2,159.4		$1,571.9
Gross profit	$148.1	20.6%	$110.4	21.0%	$473.2	21.9%	$313.0	19.9%
SG&A	59.9	8.3%	47.2	9.0%	172.6	8.0%	140.0	8.9%
Income from operations	$88.2	12.3%	$63.2	12.0%	$300.6	13.9%	$173.0	11.0%

MPM
Net sales	$662.0		$527.8		$1,907.8		$1,438.7
Gross profit	$154.0	23.3%	$107.6	20.4%	$451.6	23.7%	$310.1	21.6%
SG&A	62.6	9.5%	47.8	9.1%	180.9	9.5%	140.8	9.8%
Income from operations	$91.4	13.8%	$59.8	11.3%	$270.7	14.2%	$169.3	11.8%

RBUO
Net sales	$175.3		$148.9		$535.8		$496.5
Gross profit	$29.2	16.7%	$21.8	14.6%	$84.2	15.7%	$72.0	14.5%
SG&A	25.0	14.3%	24.3	16.3%	70.9	13.2%	68.0	13.7%
Income (loss) from operations	$4.2	2.4%	$(2.5)	(1.7%)	$13.3	2.5%	$4.0	0.8%

Corporate/Eliminations
Net sales	$(27.8)		$(22.8)		$(106.0)		$(70.0)
Loss from operations	$(9.5)	34.2%	$(10.2)	44.7%	$(35.7)	33.7%	$(26.9)	38.4%

GLOSSARY

In an effort to provide investors with additional information regarding the Company’s results, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures which management believes provides useful information to investors. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures.

Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Terex uses both GAAP and non-GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in millions of U.S. dollars, and are as of or for the period ended September 30, 2008, unless otherwise indicated.

Backlog is defined as firm orders that are expected to be filled within one year. The disclosure of backlog aids in the analysis of the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand. The backlog of Terex’s business is not necessarily indicative of sales to be recognized in a specified future period.

	Sept 30, 2008	Sept 30, 2007	% change	June 30, 2008	% change

Consolidated Backlog	$3,626.6	$4,058.1	(10.6%)	$4,224.8	(14.2%)

AWP	$256.9	$649.8	(60.5%)	$419.4	(38.7%)

Construction	$437.6	$731.6	(40.2%)	$651.5	(32.8%)

Cranes (1)	$1,926.0	$1,741.8	10.6%	$2,058.0	(6.4%)

MPM	$871.3	$792.5	9.9%	$955.6	(8.8%)

RBUO	$134.8	$142.4	(5.3%)	$140.3	(3.9%)

(1)

Terex has not accepted firm orders for a variety of crane types, primarily rough terrain cranes, that have scheduled delivery after January 1, 2009. This was designed to ensure that prices for 2009 delivery sufficiently reflect the demand environment and potential input cost increases of the business. Production volumes for which firm orders have not yet been accepted and that have not been included in backlog approximate $648 million for September 30, 2008, and $485 million at June 30, 2008.

Debt is calculated using the Consolidated Balance Sheet amounts for Notes payable and current portion of long-term debt plus Long-term debt, less current portion. It is a measure that aids in the evaluation of the Company’s financial condition.

Long term debt, less current portion	$1,533.2
Notes payable and current portion of long-term debt	35.0

Debt	$1,568.2

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. The Company calculates this by adding the amount of depreciation and amortization expenses that have been deducted from Income from operations back into Income from operations to arrive at EBITDA. Depreciation and amortization amounts reported in the Consolidated Statement of Cash Flows include amortization of debt issuance costs that are recorded in Other income (expense) - net and, therefore, are not included in EBITDA. Terex believes that disclosure of EBITDA will be helpful to those reviewing its performance, as EBITDA provides information on Terex’s ability to meet debt service, capital expenditure and working capital requirements, and is also an indicator of profitability.

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Income from operations	$167.2	$236.3	$794.4	$721.5
Depreciation	19.8	16.4	56.2	46.9
Amortization	7.2	1.2	17.7	7.3
Bank fee amortization not included in Income from operations	(0.8)	(0.5)	(2.4)	(1.5)
EBITDA	$193.4	$253.4	$865.9	$774.2

Gross Margin is defined as the ratio of Gross Profit to Net Sales.

Net Operating Profit After Tax (NOPAT) is calculated by multiplying Income from operations by a figure equal to one minus the effective tax rate of the Company. The effective tax rate is equal to the (Provision for)/benefit from Income taxes divided by Income before income taxes for the respective quarter.

Operating Margin is defined as the ratio of Income from Operations to Net Sales.

Return on Invested Capital, or ROIC, is calculated by Terex by dividing the sum of the last four quarters’ Net Operating Profit After Tax (as defined above) by the average of the sum of Total stockholders’ equity plus Debt (as defined above) less Cash and cash equivalents for the last five quarters ended Consolidated Balance Sheets. ROIC is calculated by using the last four quarters’ NOPAT, as this represents the most recent twelve month period at any given point of determination. In order for the denominator of the ROIC ratio to properly match the operational period reflected in the numerator, Terex includes the average of five quarter’s ending balance sheet amounts so that the denominator includes the average of the opening through ending balances (on a quarterly basis) over the same time period as the numerator (four quarters of average invested capital).

Terex management and the Board of Directors use ROIC as one of the primary measures to assess operational performance, including in connection with certain compensation programs. Terex utilizes ROIC as a unifying metric because our management believes that it measures how effectively we invest our capital and provides a better measure to compare ourselves to peer companies to assist in assessing how we drive operational improvement. ROIC measures return on the full enterprise-wide amount of capital invested in our business, as opposed to another metric such as return on shareholder’s equity that only incorporates book equity, and is thus a more accurate and descriptive measure of our performance. Terex also believes that adding Debt less Cash and cash equivalents to Total stockholders’ equity provides a better comparison across similar businesses regarding total capitalization, and that ROIC highlights the level of value creation as a percentage of capital invested.

	Sep 08	Jun 08	Mar 08	Dec 07	Sep 07
Provision for income taxes	$44.9	$116.8	$83.2	$62.0
Divided by: Income before income taxes	138.7	353.1	246.5	236.0
Effective tax rate	32.4%	33.1%	33.8%	26.3%

Income from operations	167.2	370.9	256.3	239.9
Multiplied by: 1 minus Effective tax rate	67.6%	66.9%	66.2%	73.7%
Net operating profit after tax	$113.0	$248.1	$169.7	$176.8

Debt (as defined above)	$1,568.2	$1,355.9	$1,373.4	$1,352.0	$705.6
Less: Cash and cash equivalents	(487.9)	(590.0)	(604.2)	(1,272.4)	(516.6)
Debt less Cash and cash equivalents	$1,080.3	$765.9	$769.2	$79.6	$189.0

Total stockholders’ equity	$2,302.9	$2,664.6	$2,538.1	$2,343.2	$2,254.4

Debt less Cash and cash equivalents plus Total stockholders’ equity	$3,383.2	$3,430.5	$3,307.3	$2,422.8	$2,443.4

NOPAT (4 qtrs)	$707.6
Avg Net Debt plus Equity (5 qtr ends)	$2,997.4

ROIC	23.6%

Total Capitalization is a measure that aids in the evaluation of the Company’s balance sheet. It is an integral component of certain financial metrics that are often used to evaluate the Company’s valuation, liquidity and overall health. Total capitalization as of September 30, 2008 is defined as the sum of:

•	Total stockholders’ equity; and
•	Debt (as defined above);
•	Less: Cash and cash equivalents.

Total stockholders' equity	$2,302.9
Debt (as defined above)	1,568.2
less: Cash and cash equivalents	(487.9)

Total Capitalization	$3,383.2

Trailing Three Month Annualized Net Sales is calculated using the net sales for the quarter multiplied by four.

Third Quarter Net Sales	$2,514.6
x	4
Trailing Three Month Annualized Sales	$10,058.4

Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus Inventories less Trade accounts payable. The Company views excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business. As of September 30, 2008, working capital was:

Inventories	$2,449.3
Trade Receivables, net	1,300.8
Less: Trade Accounts Payable	(1,219.9)
Total Working Capital	$2,530.2

##

Terex Corporation

200 Nyala Farm Road, Westport, Connecticut 06880

Telephone: (203) 222-5943, www.terex.com